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                                                                    EXHIBIT 99.1

(NABORS INDUSTRIES LTD. LOGO)                                       NEWS RELEASE


                          NABORS ANNOUNCES NEW DIRECTOR

BRIDGETOWN, BARBADOS, OCTOBER 28, 2004, Nabors Industries Ltd. today announced that Alexander M. Knaster has been appointed to its board of directors.

Gene Isenberg, Nabors' Chairman and CEO commented on Mr. Knaster's appointment:
"I am very pleased that Alex has agreed to join our Board of Directors. Alex brings a wealth of international energy experience and overall business acumen to Nabors. He has also been familiar with Nabors for over a decade, having been the Head of Brokerage and Research at Simmons and Co. International, where Nabors was one of the first firms that they covered."

Currently Mr. Knaster serves as a director of TNK-BP and several subsidiaries of Alfa Group Holding Company which is one of Russia's largest conglomerates with interests in telecoms, banking, insurance and the Russian oil and gas producing entity TNK-BP. Currently Mr. Knaster is launching a fund management company which is expected to be operational by year's end and already has secured commitments of over $2 billion from future investors including Alfa Group.

From 1998 until 2004 Mr. Knaster was Chief Executive Officer of Alfa Bank. During 2002 and 2003 he also served as General Director of Sidanco, Russia's seventh largest oil company. From 1995 to 1998 he served as President and CEO of Credit Suisse First Boston (Moscow), responsible for the firm's operations in Russia and the CIS. Mr. Knaster has 20 years experience in the banking industry including several other major investment banks. Mr. Knaster started his career as engineer with Schlumberger, Ltd. working on offshore oil and gas rigs in the U.S. Gulf of Mexico.

Mr. Knaster holds a PhD in economics from the Russian Academy of Science, an MBA from Harvard Business School and a BS in Electrical Engineering and Mathematics from Carnegie-Mellon University. Mr. Knaster is also a Chartered Financial Analyst and a member of International Society of Financial Analysts and National Association of Petroleum Industry Analysts.

The Nabors companies own and operate almost 600 land drilling and approximately 900 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 44 platform rigs, 19 jack-up units, and three barge rigs in the United States and multiple international markets. Nabors markets 31 marine transportation and support vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at (281) 775-8038. To request Investor Materials, call our corporate headquarters in St. Michael, Barbados at
(246) 421-9471 or via email at dan.mclachlin@nabors.com